INDUSTRIAL WATER SUPPLY

AND DISTRIBUTION AGREEMENT

This Industrial Water Supply and Distribution Agreement is made this 25th day of September, 2019, by and among the City of Heron Lake, Minnesota, a Minnesota Municipal Corporation, (the "City") and Heron Lake BioEnergy, LLC, a Minnesota limited liability company (“BioEnergy''), formerly known as Generation II Ethanol, LLC, and collectively known as the ''Parties":

WITNESSETH:

A.

WHEREAS, the original INDUSTRIAL WATER SUPPLY DEVELOPMENT AND DIS1RIBUTION AGREEMENT, dated October 27, 2003, by and between the Parties and Minnesota Soybean Processors, a Minnesota cooperative corporation ("MnSP") and the County of Jackson ("County") sets forth that BioEnergy will require untreated industrial water and that the City agrees to supply the untreated industrial water to BioEnergy upon terms and conditions set forth in the original agreement; and

B.	WHEREAS, the INDUSTRIAL WATER SUPPLY DEVELOPMENT AND DISTRIBUTION AGREEMENT terminated on February 1, 2019, pursuant to paragraph 20.1 of said agreement; and

C.	WHEREAS, City and BioEnergy wish to enter into an amended agreement so that the City can continue to supply industrial water to BioEnergy for a certain flow charge fee and fixed charge fee; and

D.	WHEREAS, all parties have approved this Agreement pursuant to separate resolutions approved for signature by their governing council or boards.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the City and BioEnergy hereby agree as follows:

1. The City shall provide the first 600 gpm of capacity available from the City Well Facilities (described in the original Industrial Water Supply Development and Distribution Agreement dated October 27, 2003) to BioEnergy.

2. The flow charges payable to the City by BioEnergy shall be at the rate of $0.60 per thousand gallons of water supplied to BioEnergy. In addition, there shall be a fixed monthly charge payable to the City by BioEnergy in the amount of $1,500.00 per month. The flow charges and fixed charge invoice shall be provided to BioEnergy at the beginning of each month with payment due to the City by the 15th day of each month. Each payment shall be mailed to the City of Heron Lake, PO Box 315, Heron Lake, MN 56137.

3. When the fixed charge of $1,500.00 per month is collected by the City, the City will deposit the fixed charge into its municipal water fund or any other fund as determined solely by the City Council of Heron Lake, Minnesota. The flow charge of $0.60 per thousand gallons of water supplied to BioEnergy that is paid by BioEnergy to the City will be placed into a dedicated fund for the operation and maintenance of the City wellfield, well facilities and related distribution infrastructure retained by the City. The dedicated account for the operation and maintenance of the City wellfield, well facilities and related distribution infrastructure retained by the City shall be capped at $300,000.00 at the end of each calendar year. If the dedicated account exceeds $300,000.00 after the December flow charge is received and all expenses are paid, the City will return BioEnergy's share of the amount over $300,000.00 on the last business day of December unless extraordinary operational and maintenance expenses are planned or known by the City. If extraordinary operational and maintenance expenses are planned or known by the City, the City shall have the right to retain the flow charge paid by BioEnergy and place the amount in the dedicated account until such time as the extraordinary operational and maintenance expenses are paid for and completed.

4. In the event the maintenance costs home by the City for the wellfield, well facilities, and related distribution infrastructure retained by the City exceed funds held in the dedicated account for operation and maintenance, then in the first two years of this agreement, BioEnergy will receive a City invoice for an amount which equals fifty-five (55) percent of the maintenance costs which exceed the funds held in the dedicated account. For example, if the maintenance costs exceed the amount held in the dedicated account by $50,000.00 during the first two years of this agreement, BioEnergy will receive an invoice  from the  City  in  the  amount of  $27,500.00 and BioEnergy will be required to pay that amount.   If this agreement has been in place for at least two years, then BioEnergy shall pay a percentage of the maintenance costs that exceed the amount held in the dedicated fund. The percent that BioEnergy pays will be determined using a two year average of the amount of industrial water used by BioEnergy as compared to the total amount of industrial water supplied to both MnSP and BioEnergy during the two year period. For example, if a total of 100 units of industrial water are supplied to MnSP and BioEnergy over a two year period, and BioEnergy was supplied 60 of the 100 units, then BioEnergy will be responsible for paying sixty (60) percent of the maintenance costs that exceed the funds held in the dedicated account.

5. Unless this agreement is renewed by both parties, upon completion of this agreement, all dedicated account funds shall be distributed to MnSP and BioEnergy within a reasonable amount of time and in proportion to the amount each entity contributed to the dedicated account. For example, if BioEnergy contributed forty (40%) percent of the funds held in the dedicated account, then BioEnergy shall be distributed forty (40%) percent of the dedicated fund amount upon completion of this agreement.

6. The City shall continue to own and operate the Well Facilities described and set forth in that agreement dated October 27, 2003.

7. This Amended Agreement shall have a term often (10) years beginning February 1, 2019.

8. The parties all acknowledge and represent to each other that they have been represented by legal counsel of their own choosing in connection with their consideration and execution of this Agreement. The parties acknowledge and represent to each other that in executing this Agreement, they have relied solely upon their own independent judgment, belief and knowledge, and upon the advice of their own chosen legal counsel. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota.

10. This Agreement may be executed in counterparts, each of which shall be deemed to be one and the same instrument. The parties hereto shall exchange among themselves original signed counterparts.

11. The City fees and expenses associated with this Agreement shall be considered operation expenses and the City shall have the right to use dedicated account funds to pay these City fees and expenses, including attorney fees.

12. In the event BioEnergy is sold or no longer in business and this agreement terminates, BioEnergy will be refunded its share of excess funds after wells are updated and in good standing.

IN WITNESS WHEREOF, the parties have executed this Amendment to Industrial Water Supply and Distribution Agreement as of the day and year first above-written.

CITY OF HERON LAKE, MINNESOTA,

A Minnesota Municipal Corporation

By /s/ Jason Freking

          Jason Freking, its Mayor

By /s/ Stacy J. Grube

          Stacy J. Grube, its Clerk

HERON LAKE BIOENERGY, LLC, a Minnesota Limited Liability Company

By /s/ Steve A. Christensen CEO/GM

its President